Schedule 5(c)

Transactions Effected in the Past 60 Days

As reported pursuant to Section 16(a), on July 18, 2025, the Reporting Person made a gift of 442,000 shares, and on July 15, 2025, the Reporting Person’s spouse made a gift of 59,000 shares.